Exhibit 10.18

April 23, 2006

To:	Gad Neumann
David Alumot
Pitango Venture Capital Fund III (Israeli Sub) L.P.
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.
Pitango Venture Capital Fund III (Israeli Investors) L.P.
Pitango JP Morgan Fund III (Israel), L.P.
Pitango Principles Fund III (Israel) L.P.
Pitango Venture Capital Fund III Trusts 2000 L.P.
SVE Star Ventures Enterprises Gmbh & Co. No. IX KG.
Star Management of Investments No. II (2000) L.P.
Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability)
SVM Star Ventures Managmenttgesellschaft mbH Nr. 3
Genesis Partners II, L.D.C.
Genesis Partners II (Israel) L.P.
Lehman Brothers Holdings plc (on behalf of pre-tax plan)
Lehman Brothers Partnership Account 2000/2001, L.P.
Lehman Brothers European Venture Capital L.P.
Lehman Brothers Offshore Partnership Account 2000/2001, L.P.
Orbotech Technology Ventures L.P.
Intel Atlantic, Inc.
Poalim Ventures Ltd.
Poalim Ventures I Ltd.
Poalim Ventures II L.P.
Wellington Partners Venture III Technology Fund L.P.

Cc:	Plenus Technologies Ltd.

Re: Notice of Contemplated Raising of Capital in Negevtech Ltd;
Pre-Emptive Rights Notice

Dear Shareholders,

        We are pleased to announce that Wellington Partners Ventures III Technology Fund, L.P. (“Wellington”), who has recently invested US$ 7.4 million in Negevtech Ltd. (the “Company”), as part of the Company’s Series BB-3 Preferred Share financing consummated on March 22, 2006 (the “BB-3 First Financing”), has conveyed its interest to invest an additional amount of US$590,000 in the Company.

        In connection therewith, the Board of Directors of the Company has resolved to raise an additional amount of US$590,000 (the “BB-3 Second Financing”) from Wellington, subject to exercise of preemptive rights as set forth below.

        The investors in the BB-3 Second Financing will be issued Series BB-3 Preferred Shares, at a price per share of US$ 2.3194 (the same price per share paid by the investors who purchased Series BB-3 Preferred Shares at the BB-3 First Financing). The rights, privileges and preferences of the Series BB-3 Preferred Shares are set forth in the Articles of Association of the Company, as shall be in effect from time to time (the “Articles”). The current Articles are attached hereto as Exhibit A. In addition, it is the Company’s intention that the Series BB-3 Preferred Shares to be issued to the investors in the BB-3 Second Financing and any Series BB-3 Preferred Shares that will be issued by the Company shall be included in the definition of the term “Registrable Securities” in the Shareholders Rights Agreement dated September 13, 2005, as amended on March 22, 2006 between the Company and the Investors parties thereto (the “Shareholders Rights Agreement”) and, accordingly, such Series BB-3 Preferred Shares shall be subject to the Shareholders Rights Agreement.

        Pursuant to the current Articles, shareholders holding at least 2% of the issued and outstanding shares of the Company on an as converted basis have a pre-emptive right to participate in the BB-3 Second Financing in an amount based on their current pro-rata holdings. The pro-rata calculations are based on the total number of outstanding Ordinary Shares of the Company (on an as converted basis) held by each shareholder of the Company who has pre-emptive rights divided by the total number of outstanding Ordinary Shares of the Company (on an as converted basis). As of the date hereof, your respective pro-rata percentages are as set forth in Exhibit B hereto. If you wish to participate in the BB-3 Second Financing, please indicate in the attached ‘Form I – Form of Notice of Exercise and Waiver’ the maximum amount you wish to invest and deliver such executed form to the Company at your earliest convenience and by no later than May 15, 2006. If you do not intend to participate, we would appreciate it if you would inform us of this as well by indicating so in such form. If you do not respond within twenty (20) days of receipt of this Notice that you wish to participate in all or part of your pro-rata percentage, you will be deemed to have waived any right to participate in the BB-3 Second Financing.

        Though pursuant to the current Articles you have twenty (20) days to notify the Company of your decision, we would appreciate your prompt response in light of the time frame within which we wish to finalize the BB-3 Second Financing.

        The issuance of the Series BB-3 Preferred Shares is subject to the condition that all authorizations, approvals, consents and/or permits, if any, of any governmental authority or any third party that are required in connection with the lawful issuance and sale of the Series BB-3 Preferred Shares shall have been obtained. Please note that the issuance of such Series BB-3 Preferred Shares does not require an increase of the share capital of the Company nor does it require the authorization of additional Series BB-3 Preferred Shares. Nevertheless, we would appreciate if you would execute and send to the Company (whether you decide to participate in the BB-3 Second Financing or not) the attached ‘Form II – Form of Consent’ whereby you consent to the contemplated BB-3 Second Financing.

        The purchase and sale of the Series BB-3 Preferred Shares shall take place at the offices of Cohen, Cohen, Yaron-Eldar & Co., Law Offices, 14 Abba Hillel Road, Ramat-Gan at 10:00 a.m., two days following the later of (i) the time the conditions set forth in the preceding paragraph have been met and (ii) the expiration or termination of the pre-emptive notice period set forth in the Articles, or at such other time and place as the Company shall notify in writing. The Company shall deliver to each investor a certificate representing the Series BB-3 Preferred Shares that such investor is purchasing against payment of the purchase price therefore by wire transfer to an account to be designated by the Company in advance.

        Please be advised that this notice constitutes written notice of the Company’s intention to issue new securities as aforesaid with respect to any pre-emptive rights you may have, including pursuant to Article 14 of the Articles.

        If you have any questions, please do not hesitate to contact the undersigned or Oz Desheh at the Company.

Sincerely, Dr. Arnon Gat Negevtech Ltd.

2

FORM I – FORM OF NOTICE OF EXERCISE AND WAIVER

Negevtech Ltd.
12 Hamada Street
Rechovot	By fax: 972-8-9366051

Dear Sirs,

In response to the Notice of Contemplated Raising of Capital in Negevtech Ltd.; Pre-Emptive Rights Notice, dated April 23, 2006 (the “Rights Notice”), to which this form was attached, please be advised as follows (please check the appropriate box):

We acknowledge that all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Notice.

☐	Participation

We hereby undertake to invest in the Company an aggregate amount of US$ _______________ pursuant to the Rights Notice and hereby waive any other right we may have with respect to the BB-3 Second Financing under the Company’s Articles of Association or otherwise. Other than this amount of participation, we hereby waive any pre-emptive right to participate with respect to the BB-3 Second Financing under the Company’s Articles of Association or otherwise.

☐	Non-Participation

We do not wish to participate in the BB-3 Second Financing and hereby waive any pre-emptive or other right we may have with respect to the BB-3 Second Financing referred to in the Rights Notice under the Company’s Articles of Association or otherwise.

Signature _____________________

By __________________________

Date _________________________

3

FORM II – FORM OF CONSENT

Negevtech Ltd.
12 Hamada Street
Rechovot	By fax: 972-8-9366051

Dear Sirs,

In response to the Notice of Contemplated Raising of Capital in Negevtech Ltd.; Pre-Emptive Rights Notice, dated April 23, 2006 (the “Rights Notice”), to which this form was attached, please be advised that the undersigned consents to the contemplated BB-3 Second Financing and acknowledges and agree that any Series BB-3 Preferred Shares that will be issued by the Company, including the Series BB-3 Preferred Shares to be issued to the investors in the BB-3 Second Financing, shall be included in the definition of the term “Registrable Securities” in the Shareholders Rights Agreement dated September 13, 2005, as amended on March 22, 2006 between the Company and the Investors parties thereto (the “Shareholders Rights Agreement”) and, accordingly, such Series BB-3 Preferred Shares shall be subject to the Shareholders Rights Agreement.

We acknowledge that all capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Notice.

Signature _____________________

By __________________________

Date _________________________

4

Written Resolution of the Board of Directors of
Negevtech Ltd.
Adopted by Unanimous Written Consent
Effective as of April 23, 2006

The undersigned, constituting all of the members of the Board of Directors of the Company (the “Board”), hereby adopt the following resolutions by way of unanimous written consent in lieu of holding a formal meeting on the above date and hereby waive any notice whatsoever in connection therewith:

1.	Authorization of Sale and Issuance of Shares; General Authorization and Approval

In connection with the closing of the Company’s proposed issuance of Series BB-3 Preferred Shares (the “Closing” and the “Financing”, respectively), it is hereby resolved to approve, all subject to and effective immediately prior to the Closing, the following:

1.1.

The issuance and sale of up to 254,376 Series BB-3 Preferred Shares (the “Series BB-3 Preferred Shares”) and any shares issuable upon the conversion thereof, to shareholders of the Company participating in the Financing, and the execution, delivery and performance of all agreements, documents, schedules and exhibits contemplated by and/or associated with the Financing, whether or not approved separately herein (the “Financing Documents”), the consummation of the transactions provided for therein and the performance by the Company of its obligations thereunder, and to authorize any two of the directors of the Company to execute and deliver in the name of the Company and on its behalf all Financing Documents, all of the above without need for any further act, approval or authority of the Company’s Board of Directors, of the Shareholders or of the Company. Such Series BB-3 Preferred Shares, the Ordinary Shares into which such shares may be converted and any additional Ordinary Shares issued in connection with such conversion, when issued and paid for (or deemed paid for) in accordance with the provisions of the Financing Documents and the Articles of Association of the Company will be duly authorized, validly issued, fully paid and non-assessable.

1.2.

It is the Company’s intention that any Series BB-3 Preferred Shares that will be issued by the Company, including the Series BB-3 Preferred Shares, shall be included in the definition of the term “Registrable Securities” in the Shareholders Rights Agreement dated September 13, 2005, as amended on March 22, 2006 between the Company and the Investors parties thereto (the “Shareholders Rights Agreement”) and, accordingly, such Series BB-3 Preferred Shares shall be subject to the Shareholders Rights Agreement.

1.3.

Any other matter described or set forth in the Financing Documents which requires the authorization or approval of the Board of Directors of the Company and to authorize any two of the directors of the Company to take such acts and to execute such documents in the name of the Company and on its behalf as may be required to implement the Financing Documents and the transactions contemplated therein.

	1.4	That the execution, delivery and performance of the Financing Documents and the consummation of the transactions provided for therein do not prejudice the best interests of the Company.

The directors acknowledge that they are aware of the interests of certain of the directors of the Company may have in the Financing, either as direct parties thereto or due to their interests in parties thereto.

2.	Omnibus Resolutions

Resolved, to approve that any of the appropriate officers of the Company be, and each of them hereby is, authorized to prepare, execute, deliver and perform, as the case may be, such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests resolutions, supplements or undertakings, as each such officer, in his discretion, shall deem necessary or advisable to carry out the intent and purposes of the foregoing resolutions; and that the preparation, execution, delivery and performance of any such agreements, amendments, applications, approvals, certificates, communications, consents, demands, directions, documents, further assurances, instruments, notices, orders, requests, resolutions, supplements or undertakings shall be conclusive evidence of the approval of the Company’s Board of Directors thereof and all matters relating thereto.

Resolved, that any and all actions heretofore taken by the officers of the Company in the name and on behalf of the Company in furtherance of the preceding resolutions, are hereby ratified, approved and adopted.

The signature hereunder of any director having an interest in any of the items herein is for the purpose of adopting a resolution in writing. This resolution may be signed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, we affix our signatures hereto as of the date set forth above.

Gad Neumann	Eran Gersht	Aaron Mankovsky

Rafi Yizhar	Rani Cohen	Yaffa Krindel

Eddy Shalev	Arnon Gat	Bart Markus